AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 6, 2015, by and among root9B Technologies, Inc., a Delaware corporation (“root9B”), IPSA International Services, Inc., a Delaware corporation (“Merger Sub”) and IPSA International, Inc., a Nevada corporation (“IPSA”).

RECITALS

WHEREAS, the Boards of Directors of root9B, Merger Sub and IPSA have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1 below), and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders.

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of IPSA, including options and warrants to purchase IPSA capital stock (collectively, the “IPSA Capitalization”) shall be converted into the right to receive certain shares (the “Merger Shares”) of common stock, par value $.001 per share (“root9B Common Stock”) of root9B, and a payment of $2,500,000 (the “Merger Payment”);

WHEREAS, upon the Merger, IPSA shall be merged with and into Merger Sub, with Merger Sub being the surviving entity and a wholly-owned subsidiary of root9B; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with each stockholder’s recognition of gain, if any, limited to such stockholder’s share of the Merger Payment.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations and warranties contained herein, and subject to the terms and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                      The Merger.  At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of Nevada and Delaware law, IPSA shall be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity of the Merger (the “Surviving Entity”) and remaining a wholly-owned subsidiary of root9B.  Following the Merger, the separate existence of IPSA shall cease.

Section 1.2                      Effective Time.  At the Closing (as defined in Section 1.3), the parties shall cause the Merger to be consummated by executing and filing a duly executed certificate of merger, in form agreed to by the parties (the “Certificate of Merger”), in accordance with the relevant provisions of Nevada and Delaware law.  The Merger shall become effective upon satisfaction of the conditions set forth in this Agreement, the conduct of the Closing (defined herein), and upon the filing of the Certificate of Merger or such later date as may be set forth therein (the “Effective Time”).

Section 1.3                      The Closing.  The closing of the transactions (the “Transactions”) contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556, or such other location on which the parties agree, on or about the Effective Time.

Section 1.4                      Merger Shares and Merger Payment.

(a)           The Merger Shares shall be the total of the Stated Shares and the Additional Shares (if any) as hereinafter defined.

(i)           Holders of the IPSA Capitalization will receive their pro rata portion of 10 million shares of root9B Common Stock (the “Stated Shares”),  provided however, that if the 60 day VWAP, as defined below, ending on the business day before the Closing (the “Closing VWAP”) is greater than $1.50 per share, the Stated Shares shall instead be a lesser number of shares, which when multiplied by such 60 day VWAP, total $15,000,000.

(ii)           If, at the date of Closing, the market value of the Stated Shares is less than $10,000,000, based on the Closing VWAP, root9B will issue additional shares of root9B Common Stock (the “Additional Shares”) at the Closing, such that the total market value of the Stated Shares and Additional Shares is $10,000,000, based on the Closing VWAP, provided however that, under no circumstances shall root9B be obligated to issue more than 2,500,000 Additional Shares at the Closing.

(iii)           “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the root9B Common Stock is then listed and quoted on a registered national securities exchange, the volume weighted average price of the root9B Common Stock for such date (or the immediate preceding trading date) on such exchange as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time), (ii) if the root9B

 Common Stock is not listed or quoted on a registered national securities exchange, but is listed on a recognized trading market, which would include the OTC Bulletin Board, the volume weighted average price of the root9B Common Stock for such date (or the nearest preceding date) on such market as reported by Bloomberg L.P., (iii) if the root9B Common Stock is not then listed and quoted for trading on a registered national securities exchange or an existing trading market such as the OTC Bulletin Board, and if prices for the root9B Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the root9B Common Stock so reported or (iv) in all other cases, the fair market value of a share of root9B Common Stock as determined by an independent appraiser selected in good faith by root9B.

(b)           At the Effective Time, by virtue of the Merger, and without further action by any Person or entity, the IPSA Capitalization shall automatically be converted into the right to receive the Merger Shares and the Merger Payment on a pro rata basis.

(c)           As promptly as possible after  the Effective Time, root9B shall pay to the holders of IPSA Capitalization, the Merger Shares, and the Merger Payment.

(d)           In order to secure IPSA’s obligations to indemnify root9B pursuant to Article VIII below, at the Closing, root9B shall deliver certificates representing twenty five (25%) percent of the Merger Shares (the “Indemnity Shares”) to be issued to the stockholders of IPSA which shall be subject to the terms and conditions of that certain Pledge Agreement entered into by all stockholders of IPSA at the Closing in substantially the form of Exhibit A hereto (the “Pledge Agreement”).

Section 1.5                      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware and Nevada law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of IPSA shall vest in the Surviving Entity, and, all debts, liabilities and duties of Merger Sub and IPSA shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.6                      Certificate of Incorporation and Bylaws.  Effective immediately following the Merger, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Entity, until amended in accordance with applicable law.

Section 1.7                      Stock Certificates.

(a)           Following the Merger, the certificates representing IPSA Capitalization  shall be surrendered for cancellation.

(b)           Any outstanding option,  warrant or convertible security which is part of the IPSA Capitalization and set forth on Schedule 1.7(c)  annexed hereto shall either be exercised prior to the Effective Time, or deemed cancelled at the Effective Time to the extent not so exercised.

Section 1.8                      Lost Certificates.  If any IPSA certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and an indemnity by such person against any claim that may be made against root9B with respect to such certificate, root9B will deliver, in exchange for such lost, stolen or destroyed certificate, the applicable Merger Shares and Merger Payment with respect to the IPSA Capitalization formerly represented thereby.

Section 1.9                      Tax Consequences.  It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368(a) of Code.  Each party hereto shall use its commercially reasonable efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and shall not take any position inconsistent therewith in any tax return (as hereinafter defined), refund claim, litigation or otherwise.  In addition, root9B shall not take any action or fail to act in a manner that would impair the treatment sought herein, subject to compliance with the applicable rules of any Governmental Body.  Subject to the foregoing and Section 3.13(b), root9B shall have no liability hereunder if the anticipated tax status is not achieved.

Section 1.10                      No Further Rights.  At and after the Effective Time, holders of IPSA Capitalization shall cease to have any interest in IPSA.

Section 1.11                      Directors and Officers.  As of the Effective Time, the directors and officers of the Surviving Entity shall be as set forth on Schedule 1.111 annexed hereto, each of whom shall serve in such capacity until his or her respective successor is duly elected or appointed and qualified.

Section 1.12                      Post Closing Benchmark. If 18 months from the Closing (the “18 Month Period”), the market value of the Merger Shares in the aggregate is less than the

1 To include Dan, at his option.

greater of (X) $10,000,000 or (Y) the Merger Shares multiplied by the Closing VWAP, (such value being referred to as the “Post Closing Value”),  calculated using a 60-day VWAP ending on the business day before the end of the 18 Month Period (the “Post Closing VWAP”), root9B will issue further shares (the “Post-Closing Shares”) such that the market value of the Post Closing Shares and the Merger Shares equals the Post Closing Value, based on the Post Closing VWAP, provided however, that, under no circumstances shall root9B be obligated to issue in the aggregate more than 2.5 million Additional Shares  and Post Closing Shares (root9B’s obligation with respect to the market value of the Closing Shares at the end of the 18 Month Period is referred to as the “Post Closing Price Benchmark”). However, the Post Closing Price Benchmark shall only become effective if the Surviving Entity’s income for the 12 months after Closing (the “12 Month Period”), before interest and taxes, shall equal or exceed $4.5 million and the Surviving Entity’s net revenues for the 12 months after Closing shall equal or exceed $39 million.  For purposes of the calculation of income described above, there will be no write up of assets arising out of the Merger, no imposition of a parent management fee, no effect given to the bonuses or forgiveness of debt described in Section 4.4 insofar as they precede the 12 Month Period, and no other charges that would have the effect of changing the manner in which IPSA’s income had been calculated in the audited and reviewed financial statements referred to in Section 7.1(k) of this Agreement.

Section 1.13                      root9B Stock Options. Promptly after the Effective Time,  root9B will issue options to former IPSA employees now employed by the Surviving Entity who are designated by IPSA and approved by Dan Wachtler (such approval not to be unreasonably withheld or delayed) to purchase an aggregate of 500,000 shares of root9B Common Stock under the root9B stock option plan.  To the extent any such employee leaves his or her employment before options allocated for purchase by such employee have vested, or if vested are not timely exercised, the (i) unvested options will automatically and without further action be transferred to Dan Wachtler with such changes as are necessary to comply with Section 409A of the Code and are agreed upon by the parties, if Mr. Wachtler is still employed by, a consultant to or on the Board of Directors of root9B, and (ii) unexercised options shall be re-granted to Dan Wachtler at the same price, fully vested and with such changes as are necessary to comply with Section 409A of the Code and are agreed upon by the parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF IPSA

IPSA hereby represents and warrants to root9B and Merger Sub, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows, subject to the Schedules attached hereto:

           Section                       2.1           Due Organization; Subsidiaries; Etc.

(a)           IPSA and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their state of organization and have all necessary power and authority:

(i)        to conduct their respective businesses in the manner in which it is currently conducted;

(ii)        to own and use their respective assets in the manner in which the assets are currently owned and used; and

(iii)        to perform their obligations under all of IPSA Contracts.

(b)           Except as set forth on Schedule 2.1(b) attached hereto, IPSA does not conduct any business under or otherwise use, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “IPSA International, Inc.”

(c)           Schedule 2.1(c) attached hereto sets forth the Subsidiaries of IPSA.  Except as set forth therein, IPSA does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other interest of any nature in, any Entity.

(d)           Schedule 2.1(d) attached hereto accurately sets forth the jurisdictions in which IPSA and its Subsidiaries are duly qualified to do business as a foreign corporation.  IPSA and its Subsidiaries are in good standing in each such jurisdiction.  The conduct of the business or the ownership or leasing of the properties of IPSA and its Subsidiaries does not require them to be qualified to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

(e)           Schedule 2.1(e) attached hereto sets forth (i) the names of the members of IPSA’s board of directors and (ii) the names and titles of IPSA’s officers.

(f)           None of IPSA, or any past stockholder of IPSA, has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of IPSA or the winding up or cessation of IPSA’s business or affairs.

Section 2.2  Certificate of Incorporation and Bylaws; Records.

(a)           IPSA has delivered to root9B accurate and complete copies of the following: (i) IPSA’s and its Subsidiaries’ formation documents, including where applicable, certificate of incorporation and bylaws, including all amendments thereto (collectively, the “IPSA Constituent Documents”); (ii) IPSA’s and its Subsidiaries’ stock records; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of IPSA’s and its Subsidiaries’ stockholders and boards of directors.

(b)           There have been no official meetings or other proceedings of the stockholders or boards of directors of IPSA and its Subsidiaries that are not reflected in their minute books.

(c)           Neither IPSA nor any Subsidiary is in violation of any of the provisions of their Constituent Documents nor has any event occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time or both) constitute or result directly or indirectly in a violation of such Constituent Documents.

(d)           The books of account, stock records and other records of IPSA are accurate, up-to-date and complete.  Subject to IPSA’s use of third party hosting services, all of the records of IPSA, or true copies thereof, are in the actual possession and direct control of IPSA.  IPSA has in place, a system of internal controls which is adequate to enable IPSA to conduct its business in the manner in which it is currently being conducted and to prepare and maintain financial statements which reflect the results of operations and financial position of IPSA under the accounting principles it employs.

Section 2.3                      Capitalization, Etc.

(a)           The authorized capital stock of IPSA consists of 1,000,000 shares of Series A Voting Common Stock, par value $0.001 per share, of which 70,000 shares (the “Series A Shares”) have been issued and are outstanding as of the date of this Agreement, and 1,000,000,000 shares of Series B Nonvoting Common Stock, par value $0.001 per share, of which 7,585,000 shares (the “Series B Shares,” and together with the Series A Shares, the “Shares”) have been issued and are outstanding as of the date of this Agreement.  All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in material compliance with all applicable securities laws and other applicable Legal Requirements.

(b)           The Shares constitute 100% of the issued and outstanding capital stock of IPSA.  Except as set forth on Schedule 2.3(b) annexed hereto, there is no:

(i)          outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire shares of capital stock or other securities of IPSA;

(ii)          outstanding security, instrument or obligation that is or may become convertible into, exercisable for or exchangeable for shares of capital stock or other securities of IPSA;

(iii)          Contract under which IPSA is or may become obligated to sell or otherwise issue shares of capital stock or other securities of IPSA, or stock appreciation or phantom stock rights;

(iv)          to IPSA’s knowledge, condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive shares of capital stock or other securities of IPSA; or

(v)          agreement relating to the voting of shares of capital stock or other securities of IPSA that will be in effect immediately after the Closing.

(c)           IPSA is under no obligation to  repurchase, redeem or otherwise reacquire shares of capital stock or other securities of IPSA.

Section 2.4                      Financial Statements.

(a)           Schedule 2.4(a) attached hereto sets forth the internally prepared unaudited balance sheets of IPSA as of December 31, 2013 and for the nine months ended September 30, 2014 and 2013 and the related internally prepared unaudited statements of income of IPSA for the one year and nine month periods, respectively then ended (collectively, the “IPSA Financial Statements”).

(b)           The IPSA Financial Statements (i) conform in all material respects to the books and records of IPSA, (ii) have been prepared on an accrual basis, consistently applied except for those items listed on Schedule 2.4(b), and (iii) present fairly, in all material respects, the financial position and results of operations of IPSA as of the dates and for the periods indicated thereon under the principles applied.

Section 2.5                      Certain Actions.  Between September 30, 2014 and the date of this Agreement, IPSA has conducted its business in the usual and ordinary manner and has not taken any of the following actions, except as disclosed on Schedule 2.5 attached hereto:

(a)           There has not been any change in IPSA’s business, condition, assets, liabilities, operations or financial performance, or, to the Knowledge of IPSA, the prospects of IPSA, and no event has occurred that could reasonably be expected to have a Material Adverse Effect;

(b)           There has not been any loss, damage or destruction to, or any interruption in the use of, any of IPSA’s assets (whether or not covered by insurance);

(c)           IPSA has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of the Shares, (ii) repurchased, redeemed or otherwise reacquired any of the Shares or (iii) otherwise made any payments of any kind to any Related Party (excluding payments made by IPSA as salary in the Ordinary Course of Business);

(d)           IPSA has not sold or otherwise issued any shares of capital stock or other securities of IPSA;

(e)           IPSA has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)           IPSA has not purchased or otherwise acquired any assets (other than office equipment, furniture or supplies acquired by IPSA in the Ordinary Course of Business);

(g)           IPSA has not leased or licensed any asset from any other Person;

(h)           IPSA has not made any capital expenditure greater than $100,000;

(i)           IPSA has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person;

(j)           IPSA has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, and IPSA has not forgiven any debt or otherwise released or waived any right or claim;

(k)           IPSA has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l)           IPSA has not made any loan or advance to any other Person;

(m)           IPSA has not (i) established, adopted, entered into, amended or terminated any IPSA Employee Plan or IPSA Employee Agreement, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any IPSA Employee, (iii) taken any action to accelerate the time of payment or vesting of any rights or benefits, or made any determination not in the Ordinary Course of Business, under any IPSA Employee Plan, or (iv) taken any action to fund or otherwise secure the payment of any compensation or benefits under any IPSA Employee Plan;

(n)           IPSA has not entered into, and neither IPSA nor any of the assets owned or used by IPSA has become bound by, any Contract;

(o)           No Contract by which IPSA or any of the assets owned or used by IPSA is or was bound, or under which IPSA has or had any rights or interest, has been amended or terminated;

(p)           IPSA has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable and accrued liabilities incurred by IPSA in the Ordinary Course of Business;

(q)           IPSA has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable and accrued liabilities that have been discharged or paid in the Ordinary Course of Business;

(r)           IPSA has not materially changed any of its methods of accounting or accounting practices in any respect;

(s)           IPSA has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(t)           IPSA has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to above.

Section 2.6                       Title to Assets.

(a)           Except as set forth in Schedule 2.6(a) attached hereto, IPSA owns free and clear of any Encumbrances except Permitted Encumbrances, and has good, valid and marketable title to, all assets purported to be owned by it, including:

(i)           all assets reflected on IPSA Financial Statements;

(ii)           all assets used or usable in the conduct of IPSA’s business;

and

(iii)           all assets reflected in IPSA’s books and records as being owned by IPSA.

(b)           Schedule 2.6(b) attached hereto identifies all assets that are being leased or licensed to IPSA with a book value in excess of $25,000.

Section 2.7                      Bank Accounts.

(a)           Schedule 2.7(a) attached hereto accurately sets forth, with respect to each account maintained by or for the benefit of IPSA at any bank or other financial institution:

(i)          the name and location of the institution at which such account is maintained;

(ii)          the name in which such account is maintained and the account number of such account;

(iii)          a description of such account and the purpose for which such account is used; and

(iv)          the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of IPSA except as set forth on Schedule 2.7 attached hereto

Section 2.8 Receivables; Clients.

(a)           Except as set forth in Schedule 2.8(b) attached hereto, all existing accounts receivable of IPSA (including those accounts receivable reflected on IPSA’s September 30, 2014 balance sheet) (i) represent valid obligations of Clients arising from bona fide transactions entered into in the Ordinary Course of Business and, to the Knowledge of IPSA, will be collected in full (without any counterclaim or setoff) in the Ordinary Course of Business, provided that nothing herein shall constitute a warranty or guarantee of collection.

(b)           Since September 30, 2014, no Client has cancelled or otherwise terminated, or to the Knowledge of IPSA, threatened to modify, cancel or otherwise terminate, its relationship with IPSA, or otherwise materially and adversely modify its relationship with IPSA.  “Major Clients” are listed on Schedule 2.8(b).

Section 2.9 Equipment, Etc.

The operating assets reflected in IPSA’s September 30, 2014 balance sheet are, in the aggregate, in good condition and repair (ordinary wear and tear excepted) and, in the aggregate, such assets are adequate for IPSA to conduct its business in the manner in which it is currently being conducted.

Section 2.10 Real Property.

(a)           IPSA does not own any real property in whole or in part.  The only real property leases to which IPSA is a party are set forth on Schedule 2.10(a) attached hereto (the “Real Property Leases”).

(b)           Except as disclosed in Schedule 2.10(b) attached hereto:

(i)          to the Knowledge of IPSA, there are no pending or threatened condemnation or eminent domain proceedings, special assessments, municipal improvements, lawsuits or administrative actions relating to the premises (the “Leased Real Property”) demised to IPSA pursuant to the Real Property Leases materially and adversely affecting the current use, occupancy, operation or value thereof by IPSA;

(ii)          the Leased Real Property used in the operation of the business of IPSA is suitable for the purposes used, adequate and sufficient for the current operations of the business of IPSA and, subject to ordinary wear and tear, in good operating condition and repair;

(iii)           there are no leases, subleases, licenses, concessions, or other agreements, that have been granted by IPSA to another Person giving such Person the right of use or occupancy of all or any portion of the Leased Real Property; and

(iv)           except as set forth in the Real Property Leases, IPSA has not been granted any outstanding options or rights of first refusal to purchase the Leased Real Property or any portion thereof or interest therein.

(c)           No Person has asserted or to the Knowledge of IPSA threatened to assert a claim against IPSA or the Leased Real Property that would, if such claim were upheld, result in an Encumbrance to the Leased Real Property which would materially and adversely affect the value, use or enjoyment of the Leased Real Property, and there are no facts known to IPSA that are reasonably likely to give rise to such a claim being successfully made.

Section 2.11 Intellectual Property.

(a)           Schedule 2.11(a) attached hereto sets forth a list of all registered copyrights, trademarks and service marks, domestic or foreign owned by IPSA.  Except as set forth in Schedule 2.11(a) attached hereto: (i) each of IPSA Intellectual Property Rights listed on Schedule 2.11(a) attached hereto has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, as indicated next to such item on Schedule 2.11(a) attached hereto, and each such registration, filing or issuance remains in full force and effect; (ii) IPSA has good and marketable title to each of such IPSA Intellectual Property Rights, free and clear of all Encumbrances except the Permitted Encumbrances; and (iii) to its Knowledge, IPSA has the full right to use, license, assign and exploit each of such IPSA Intellectual Property Rights for the life thereof for any purpose in connection with IPSA’s conduct of its business in the manner in which it is currently being conducted except where the failure to have such rights would not have or reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 2.11(b) attached hereto contains a list of all Licensed Intellectual Property Rights.  Except as set forth in Schedule 2.11(b) attached hereto, IPSA has the right and license to use each of such Licensed Intellectual Property Rights in connection with IPSA’s conduct of its business in the manner in which it is currently being conducted.

(c)           Except as set forth in Schedule 2.11(c) attached hereto, no Action has been asserted or, to the Knowledge of IPSA, threatened or pending against IPSA in connection with the conduct of its business in the manner in which it is currently being conducted or against any of its assets and properties (i) based upon, challenging or seeking to deny or restrict the use of any of IPSA Intellectual Property Rights or Licensed Intellectual Property Rights, (ii) alleging that any service provided by IPSA or the conduct of IPSA’s business in the manner in which it is currently being conducted infringes or misappropriates the Intellectual Property Rights of any third party or (iii) alleging that any of IPSA Intellectual Property Rights listed in Schedule 2.11(a) attached hereto is invalid or unenforceable.

(d)           Except as described in Schedule 2.11(d) attached hereto, to the Knowledge of IPSA: (i) no third party is infringing or misappropriating any of IPSA Intellectual Property Rights; and (ii) none of the conduct of IPSA’s business in the manner in which it is currently being conducted or the use of any of IPSA Intellectual Property Rights or Licensed Intellectual Property Rights infringes upon or misappropriates any Intellectual Property Rights of any third party.

(e)           To the Knowledge of IPSA, there are no royalties (other than license, user or maintenance fees paid with respect to software) payable by IPSA to any Person by reason of the ownership, use or license of any IPSA Intellectual Property Rights or Licensed Intellectual Property Rights.

(f)           Subject to the other qualifications in this Section 2.11, IPSA Intellectual Property Rights and the Licensed Intellectual Property Rights are sufficient, when taken as a whole, for the conduct of IPSA’s business in the manner in which it is currently being conducted.  Immediately after the Closing, the Surviving Entity will continue to own all of IPSA Intellectual Property Rights and will have a right to use all the Licensed Intellectual Property Rights on the same terms and conditions as in effect prior to the Closing, subject to the receipt of any necessary Consents as set forth on Schedule 2.26(b) and the terms thereof and the terms of the grant documents.

(g)           The representations and warranties set forth in this Section 2.11 are IPSA’s sole and exclusive representations and warranties regarding intellectual property matters.

           Section 2.12                      Contracts.

(a)           Schedule 2.12(a) attached hereto sets forth an accurate and complete list of the following:

(i)         all IPSA Contracts relating to the provision of services by IPSA to its Major Clients;

(ii)         all IPSA Contracts relating to the employment of any IPSA Employee;

(iii)         all IPSA Contracts relating to the pending acquisition, transfer, use, reselling, development, sharing or license of IPSA Intellectual Property Rights and material Licensed Intellectual Property Rights;

(iv)         all IPSA Contracts currently in effect imposing any restriction on IPSA’s right or ability to compete with any other Person or to participate in any business;

(v)         all IPSA Contracts relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $100,000 with respect to any such IPSA Contract;

(vi)         all IPSA Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the Employees of IPSA extended in the Ordinary Course of Business), or investment in, any Person, or any IPSA Contract relating to the making of any such loan, advance or investment;

(vii)         all IPSA Contracts involving indebtedness of IPSA;

(viii)         all IPSA Contracts with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, or any severance agreement or arrangement;

(ix)         all IPSA Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(x)         all IPSA Contracts involving any current joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion or similar arrangement;

(xi)         all IPSA Contracts involving any resolution or settlement of any actual or threatened Action that remains in effect;

(xii)         all IPSA Contracts involving a confidentiality, standstill or similar arrangement that remains in effect; and

(xiii)         all other IPSA Contracts that contemplate or involve (1) the payment or delivery of cash or other consideration in amount or having a value in excess of $100,000 in the aggregate, or (2) the performance of services by or to IPSA, or the purchase or sale of any product, having a value in excess of $100,000 in the aggregate.

IPSA has delivered to root9B accurate and complete copies of all IPSA Contracts identified in Schedule 2.12(a) attached hereto (together with IPSA’s Real Property Leases, the “Material Contracts”), including all amendments thereto.

(b)           Subject to the other qualifications in this Section 2.12, each Material Contract is valid and in full force and effect, and is enforceable by IPSA in accordance with its terms, except as enforcement may be limited by general principles of equity, insolvency and similar laws affecting creditors’ rights generally.

(c)           Except as set forth in Schedule 2.12(c) attached hereto, as to IPSA, and as to any third party, to IPSA’s Knowledge:

(i)         no Person has violated or breached, or declared or committed any default under, any IPSA Contract;

(ii)         no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (1) result in a violation or breach of any of the provisions of any IPSA Contract, (2) give any Person the right to declare a default or exercise any remedy under any IPSA Contract, (3) give any Person the right to accelerate the maturity or performance of any IPSA Contract, or (4) give any Person the right to cancel, terminate or modify any IPSA Contract;

(iii)         IPSA has no Knowledge regarding any actual, alleged or potential violation or breach of, or default under, any IPSA Contract; and

(iv)         IPSA has not waived any of its material rights under any IPSA Contract.

(d)           Except as set forth in Schedule 2.12(d) attached hereto IPSA does not have in place any guarantee, and has not otherwise agreed to cause, insure or become liable for, nor are any IPSA assets pledged to secure, the performance or payment of any Liability of any other Person.

(e)           The performance of any IPSA Contract will not result in any violation of or failure to comply with any Legal Requirement by IPSA or, to its Knowledge, by any other party.

(f)           No Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable to IPSA under any IPSA Contract or any other term or provision of any IPSA Contract.

(g)           IPSA Contracts constitute all of the Contracts necessary to enable IPSA to conduct its business in the manner in which it is currently being conducted.

Section 2.13                      No Other Liabilities.

(a)           IPSA has no Liabilities in excess of $100,000, except for (i) Liabilities identified as such in the “liabilities” section of IPSA Financial Statements; (ii) accounts payable, accrued expenses and other liabilities incurred by IPSA in the Ordinary Course of Business since September 30, 2014; (iii) IPSA’s obligations under IPSA Contracts, to the extent that the existence of such obligations is ascertainable by reference to such IPSA Contracts, or (iv) Liabilities disclosed in Schedule 2.13(a) attached hereto.

(b)           Schedule 2.13(b) attached hereto sets forth an accurate and complete (i) breakdown and aging of IPSA’s accounts payable as of September 30, 2014; (ii) a breakdown of prepaid revenue as of the date of this Agreement; and (iii) a breakdown of IPSA’s indebtedness as of the date of this Agreement.  As of the Closing, no accounts payable of IPSA shall be outstanding for more than 60 days or such longer period as permitted by the express terms of such obligation.

Section 2.14                      Compliance With Legal Requirements.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 2.14(a) attached hereto, IPSA is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, including, but not limited to, the Leased Real Property and its rights arising under the Real Property Leases, and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by IPSA of, or a failure on the part of IPSA to comply with, any Legal Requirement.

(b)           IPSA has no Knowledge regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement, that has not been satisfied.

(c)           To the Knowledge of IPSA, no Governmental Body has proposed or is considering any Legal Requirement applicable with particularity to IPSA or others in its industry that, if adopted or otherwise put into effect, is reasonably likely to have a Material Adverse Effect.

Section 2.15                      Governmental Authorizations. No material Governmental Authorization is held or required to be held by IPSA in connection with IPSA’s conduct of its business in the manner in which it is currently being conducted except as set forth on Schedule 2.15 attached hereto.

Section 2.16                      Tax Matters.

(a)           Each Tax required to have been paid by IPSA (whether pursuant to any Tax Return or otherwise) has been duly and timely paid in full.  Any material Tax required to have been withheld or collected by IPSA has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b)           All Tax Returns required to be filed by or on behalf of IPSA with any Governmental Body with respect to any taxable period ending on or before the

Closing (the “IPSA Returns”) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements.  All amounts shown on IPSA Returns to be due on or before the Closing, and all amounts otherwise payable in connection with IPSA Returns on or before the Closing, have been paid or will be paid on or before the Closing.  IPSA has delivered to root9B accurate and complete copies of all IPSA income Tax Returns and non-income Tax Returns filed since December 31, 2010.

(c)           Each IPSA Return relating to income Taxes that has been filed with respect to any period ended on or before December 31, 2010 has either (i) been examined and audited by all relevant Governmental Bodies, or (ii) by virtue of the expiration of the limitation period under applicable Legal Requirements, is no longer subject to examination or audit by any Governmental Body.  Schedule 2.16(c) attached hereto accurately identifies each examination or audit of any IPSA Return that has been conducted since December 31, 2010.  Except as set forth in Schedule 2.16(c) attached hereto, no extension or waiver of the limitation period applicable to any of IPSA Returns has been granted (by IPSA or any other Person), which period (after giving effect to such extension or waiver) has not yet expired, and no such extension or waiver has been requested from IPSA.

(d)           There is no Tax lien, whether imposed by foreign, federal, state, county or local taxing authority, outstanding against the assets, properties or business of IPSA, except for liens relating to Taxes not yet due.  IPSA is not a party to any Tax sharing, Tax indemnity, or similar agreement.  IPSA is not currently the beneficiary of any extension of time within which to file any Tax Return, other than customary extensions to file Tax Returns.  No claim that IPSA is or may be subject to taxation has ever been made in writing by a foreign, federal, state or local taxing authority in a jurisdiction where IPSA does not file Tax Returns.  IPSA has made available to root9B accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by IPSA for all taxable periods to the extent that the statute of limitations for that taxable period has not lapsed.  IPSA has disclosed in its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Except as disclosed on Schedule 2.16(d) attached hereto, IPSA is not and has not been a member of an “affiliated group” (as such term is defined in the Code) filing a consolidated federal income Tax Return, and IPSA does not have any Liability for the Taxes of any Person (other than any of IPSA) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           To the Knowledge of IPSA, except as set forth in Schedule 2.16(e) attached hereto, no Action is pending or has been threatened against or with respect to IPSA in respect of any Tax.  There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by IPSA.  IPSA has not been, and to its Knowledge, IPSA will not be, required to include any adjustment in taxable income for any Tax period (or portion thereof) under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f)           There is no agreement, plan, arrangement or other Contract covering any IPSA Employee that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to the Code.

(g)           The representations and warranties set forth in this Section 2.16 are IPSA’s sole and exclusive representations and warranties regarding tax matters.

Section 2.17                      Employee and Labor Matters.

(a)           Schedule 2.17(a) attached hereto sets forth an accurate and complete list of the name, date of hire, wage rate or salary, date of birth, position, department, employment location, status as full-time or part-time and active or on leave of absence, incentive compensation, short-term and long-term incentive targets, compensation guarantees payable with respect to 2013 or later, legal employer and visa or work-permit status of each IPSA Employee as of the date of this Agreement.  Schedule 2.17(a) attached hereto also sets forth an accurate and complete list of all contingent workers as of the date of this Agreement, setting forth for each such contingent worker his or her position, department, contract rate of pay, scheduled hours and contract begin and end date.  IPSA has made available to root9B accurate and complete copies of all employee manuals and handbooks, policy statements, background screening procedures and other materials relating to the employment of IPSA Employees. To IPSA’s Knowledge, no IPSA Employee is subject to a legal constraint on the services such Person can perform for IPSA.

(b)           Except for those IPSA Employees whose IPSA Employee Agreements are set forth on Schedule 2.17(b) attached hereto, the employment of each IPSA Employee is terminable by IPSA at will.  IPSA has delivered to root9B accurate and complete copies of all such IPSA Employee Agreements.

(c)           To the Knowledge of IPSA: (i) no IPSA Employee intends to terminate his employment with IPSA; (ii) as of the date hereof, no IPSA Employee has advised IPSA that it has received an offer to join a business that may be competitive with IPSA’s business, and (iii) no IPSA Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that could be reasonably expected to have an adverse effect on: (1) the performance by such IPSA Employee of any of his or her duties or responsibilities as a IPSA Employee; or (2) IPSA’s business or operations.

(d)           IPSA is not a party to or bound by, any union contract, collective bargaining agreement or similar Contract.  IPSA has not recognized any labor organization nor has a labor organization been elected as the collective bargaining agent of any IPSA Employee.  No IPSA Employee is represented by a labor organization or covered by a collective bargaining agreement.  There is no union organizing activity or petition for recognition involving any IPSA Employee pending or, to the Knowledge of IPSA, threatened, nor has there been union representation involving any IPSA Employee within the last five (5) years.

(e)           IPSA is in material compliance with (i) the terms and conditions of employment of each IPSA Employee and (ii) all applicable Legal Requirements relating to employment and employment-related notice, reporting and filing requirements, including, without limitation, all applicable laws, rules, regulations and orders relating to wages and hours, labor relations, collective bargaining, employment discrimination, disability rights or benefits, fair employment practices, equal employment opportunity, immigration, the Worker Adjustment and Retraining Notification Act and similar state and local laws, affirmative action, leaves of absence, occupational health and safety, workers compensation, unemployment insurance, and the collection and payment of withholding and/or social security taxes and any similar Tax.  IPSA is not engaged in any unfair labor practice of any nature, and there is no unfair labor practice charge or complaint against IPSA pending or, to the Knowledge of IPSA, threatened at the National Labor Relations Board.  Except as set forth on Schedule 2.17(e) attached hereto, there are no Actions pending or, to the Knowledge of IPSA, threatened with any Governmental Body or arbitrator based on, arising out of or in connection with, or otherwise relating to any labor, safety or employment matters involving any IPSA Employee, or the employment or termination of employment of any IPSA Employee.  There are no labor strikes, slowdowns, work stoppages lockouts, or other job actions pending or, to the Knowledge of IPSA, threatened or reasonably anticipated.  There are no audits, inquiries, or examinations pending or, to the Knowledge of IPSA, threatened or reasonably anticipated relating to any labor, safety or employment matters involving IPSA.

(f)           All of the current or former independent contractors of IPSA are or were correctly classified as such.  No independent contractor of IPSA is eligible to participate in any IPSA Employee Plan.

(g)           Schedule 2.17(g) attached hereto accurately sets forth the name, job title, job site, date and type of termination (e.g., termination, layoff or reduction in work hours) of each IPSA Employee who has terminated employment with IPSA in the ninety (90) days preceding the date of this Agreement (excluding IPSA Employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the twelve (12) months preceding the date of this Agreement).

(h)           IPSA is not delinquent in any payment to any IPSA Employee for any wages, salary, commissions, bonuses, fees or other direct compensation due with respect to any services performed for IPSA or amounts required to be reimbursed by IPSA.

(i) The representations and warranties set forth in this Section 2.17 and Section 2.18 are IPSA’s sole and exclusive representations and warranties regarding employee and labor matters.

Section 2.18                      Employee Benefit Plans and Compensation.

(a)           Schedule 2.18(a) attached hereto sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership retirement, pension, profit sharing, deferred compensation, savings, change-in-control, supplemental unemployment, layoff, health, life insurance, disability insurance, accident insurance, vacation, holiday, sick leave plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee compensation or benefit plans, contracts, programs, funds, or arrangements (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other agreement related thereto that (1) is maintained or contributed to by IPSA or any ERISA Affiliate or has been maintained or contributed to in the last five (5) years by IPSA or any ERISA Affiliate, or with respect to which IPSA or any ERISA Affiliate has or may have any liability, and (2) provides benefits or describes policies or procedures applicable to any current or former director, officer, employee or service provider of IPSA or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (all of the above being hereinafter individually or collectively referred to as a “IPSA Employee Plan” or “IPSA Employee Plans,” respectively).

(b)           Copies of the following materials have been made available to root9B:  (i) all current plan documents for each IPSA Employee Plan (or, with respect to any IPSA Employee Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that are related to the obligations of IPSA or any ERISA Affiliate); (ii) all communications material to any IPSA Employee relating to any IPSA Employee Plan and any proposed IPSA Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to IPSA; (iii) all rulings, determination letters, or National Office Opinion Letters, no-action letters or advisory opinions  from the Internal Revenue Service (“IRS”), U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body and open requests therefore with respect to any of IPSA Employee Plans; (iv) all current summary plan descriptions with respect to IPSA Employee Plans; (v) all discrimination tests for each IPSA Employee Plan for the three most recent plan years; (vi) all current trust agreements, insurance contracts, and any other instruments relating to the funding or payment of benefits under any IPSA Employee Plan; (vii) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to any IPSA Employee Plan during the current year and each of the three preceding years; (viii) all collective bargaining agreements pursuant to which contributions to any IPSA Employee Plan have been made or obligations incurred (including both pension and welfare benefits) by IPSA or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices; (x) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA; (xi) all securities registration statements filed with respect to any IPSA Employee Plan; and (xii) all fiduciary insurance policies and any contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any IPSA Employee Plan.

(c)           Neither IPSA nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any IPSA Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d)           IPSA has performed in all material obligations required to be performed by it under, is not in material default or violation of, and IPSA has no Knowledge of any default or violation by any other party to, any IPSA Employee Plan, and each IPSA Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  Each IPSA Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and, to IPSA’s Knowledge, nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such IPSA Employee Plan or trust to fail to qualify under Sections 401(a) or 501(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any IPSA Employee Plan.  There are no Actions pending or, to the Knowledge of IPSA, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any IPSA Employee Plan or against the assets of any IPSA Employee Plan.  To the extent set forth in the Plan, each IPSA Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to root9B, IPSA or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or, to the Knowledge of IPSA, threatened by the IRS, U.S. Department of Labor or any other Government Body with respect to any IPSA Employee Plan.  No condition exists or event or transaction has occurred with respect to any IPSA Employee Plan that would reasonably be expected to result in IPSA or any ERISA Affiliate incurring any material liability, fine or penalty or any material Encumbrance being placed upon the assets of any such entity.  Neither IPSA nor any ERISA Affiliate is subject to any penalty or Tax with respect to any IPSA Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  IPSA has in material respects timely made all contributions and other payments required by and due under the terms of each IPSA Employee Plan.

(e)           At no time has IPSA or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither IPSA nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(f)           Neither IPSA nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to IPSA Employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(g)           No IPSA Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither IPSA nor IPSA has represented, promised or contracted (whether in oral or written form) to any IPSA Employee (either individually or to IPSA Employees as a group) or any other Person that such IPSA Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)           IPSA and each ERISA Affiliate has, at all times, materially complied, and currently materially complies, with COBRA, the Family Medical Leave Act of 1993, as amended, and any similar provisions of state law applicable to IPSA Employees.  To the extent required under HIPAA and the regulations issued thereunder, IPSA has performed in all material respects all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA.  IPSA does not have any material unsatisfied obligations to any IPSA Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)           Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any IPSA Employee Plan or IPSA Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any IPSA Employee Plan or IPSA Employee Agreement.

(j)           There is no agreement, plan, arrangement or other contract covering any IPSA Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which IPSA is bound to compensate any IPSA Employee for excise taxes paid pursuant to Section 4999 of the Code.

(k)           No compensation shall be includable in the gross income of any current or former IPSA Employee or director of IPSA as a result of the operation of the Code Section 409A with respect to any applicable arrangements or agreements in effect prior to the Closing Date.

(l)           The representations and warranties set forth in this Section 2.18 and Section 2.17 are IPSA’s sole and exclusive representations and warranties regarding employee benefits matters.

Section 2.19                      Environmental Matters.

(a)           Except as disclosed in Schedule 2.19(a) attached hereto, IPSA and is operating in material compliance with Environmental Laws, and there are no non-compliance orders, warning letters, notices of violation, Actions, penalties, fines, or administrative or judicial investigations or proceedings pending or, to the Knowledge of IPSA, threatened against IPSA, issued by any Governmental Body or third party with respect to any Environmental Laws or Environmental Permits that have not been resolved or which are not reasonably likely to result in any material obligation, burden or continuing liability on root9B in the event that the Transactions are consummated.

(b)           IPSA does not hold and is not required to hold any Environmental Permits to conduct IPSA’s business.

(c)           Except as disclosed in Schedule 2.19(c) attached hereto, IPSA has not released any Hazardous Material on, into or beneath the surface of the Leased Real Property in (i) an amount requiring a notice or report to be made to a Governmental Body, or (ii) in such a manner as to give rise to Liability under Environmental Laws.

(d)           Except as otherwise disclosed in this Section, IPSA has no Knowledge of any conditions that would otherwise impose Liability under Environmental Laws upon root9B.

(e)           The representations and warranties set forth in this Section 2.19 are IPSA’s sole and exclusive representations and warranties regarding environmental matters.

Section 2.20 Performance of Services. Except as set forth in Schedule 2.20 attached hereto, to the Knowledge of IPSA, no Major Client is asserting or threatening any claim against IPSA (i) under or based upon any warranty provided by or on behalf of IPSA or (ii) under or based upon any other warranty relating to any services performed by IPSA.  To the Knowledge of IPSA, no event has occurred, and no condition or circumstance exists, that is reasonably likely to give rise to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim being successfully made.

Section 2.21 Insurance.

(a)           IPSA has delivered to root9B accurate and complete copies of all of the insurance policies identified on Schedule 2.21(a) attached hereto (including all renewals thereof and endorsements thereto).  The premiums on such insurance policies have been currently paid, and such policies are valid, outstanding and enforceable, in full force and effect and insure against risks and liabilities and provide for coverage to the extent and in a manner required of, or deemed reasonably necessary and appropriate by, IPSA and customary in its industry.  IPSA does not have any self-insurance or co-insurance programs.

(b)           IPSA has not received notice (i) of cancellation of any such insurance policies, (ii) regarding any actual or possible material adjustments in the amount of the premiums payable with respect to such insurance policies or (iii) of any pending, actual or possible refusal of coverage, or any pending, actual or possible rejection of any claim, under any of the insurance policies identified on Schedule 2.21(a) attached hereto.

(c)           Except as set forth in Schedule 2.21(c) attached hereto, there is no pending claim under or based upon any of the insurance policies identified in Schedule 2.21(a) attached hereto; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such claim.

(d)           Except as set forth in Schedule 2.21(d) attached hereto, the insurance coverage provided by the insurance policies set forth on Schedule 2.21(a) attached hereto will not terminate or lapse by reason of the Transactions and, following the Closing, IPSA will continue to be covered under such policies for events occurring prior to the Closing pursuant to existing, renewal or “tail” insurance policies purchased by IPSA.

Section 2.22                      Related Party Transactions.  Except as set forth in Schedule 2.22 attached hereto, to the Knowledge of IPSA:

(a)           no Related Party has, and no Related Party has at any time had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of IPSA;

(b)           no Related Party has intermingled its assets with the assets of IPSA or otherwise treated the assets of IPSA as its own;

(c)           no Related Party is, or has at any time been, indebted to IPSA except as described in  Schedule 4.4 attached hereto;

 (d)           no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving IPSA, except for employment-related agreements;

(e)           no Related Party is competing, directly or indirectly, with IPSA in any market served by IPSA;

(f)           no Related Party has any claim or right against IPSA; and

(g)           no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against IPSA being successfully made.

Section 2.23                      Certain Payments, Etc.

(a) None of IPSA or any IPSA Subsidiary nor, to the Knowledge of IPSA, any director, officer, agent, employee or Affiliate or any other person acting on behalf of IPSA or any of the IPSA Subsidiaries has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (iii) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; (iv) made any bribe, rebate, payoff, influence payment, kickback or other material unlawful payment; or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and IPSA and the IPSA Subsidiaries have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein through Closing.

                       (b) None of IPSA, any of IPSA Subsidiaries or, to the Knowledge of IPSA, any director, officer, agent, employee or affiliate of IPSA or any of the IPSA Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and IPSA has not, directly or indirectly, used any funds, or lent, contributed or otherwise made available any funds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that, at the time of such funding, was subject to any U.S. sanctions administered by OFAC.

                       (c) The operations of IPSA and the IPSA Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving IPSA or any of the IPSA Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of IPSA, threatened.

Section 2.24  Actions; Orders.

(a)           Except as set forth in Schedule 2.24(a) attached hereto, there is no pending Action, and no Person has threatened to commence any Action that involves IPSA or that otherwise relates to or might affect IPSA’s business or any of the assets owned or used by IPSA (whether or not IPSA is named as a party thereto); or that challenges, or that could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  Except as set forth in Schedule 2.24(a) attached hereto, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for any such Action being successfully made.

(b)           IPSA has delivered to root9B accurate and complete copies of all pleadings, correspondence and other written materials to which IPSA has access that relate to the Actions identified in Schedules 2.24(a) attached hereto.

(c)           IPSA is not subject to any Order that specifically relates to IPSA’s business or to any of the assets owned or used by IPSA.

(d)           To IPSA’s Knowledge, there is no proposed Order that would apply with particularity to IPSA or others in its industry, if issued or otherwise put into effect, that is reasonably expected to have a Material Adverse Effect on IPSA or could reasonably be expected to have an adverse effect on the consummation of the Transactions.

Section 2.25 Authority; Binding Nature of Agreements. IPSA has the corporate right, power and capacity to enter into and to perform its obligations under this Agreement and each Transaction Document to which IPSA is or may become a party.  This Agreement and each Transaction Document to which IPSA is or may become a party constitute the legal, valid and binding obligations of IPSA, enforceable against IPSA in accordance with their respective terms, except as the same may be limited by equitable principles or bankruptcy or similar laws.

Section 2.26 Non-Contravention; Consents.

(a)           Except as set forth in any Schedules hereto or as otherwise referred herein, neither the execution and delivery of this Agreement and any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of IPSA’s certificate of incorporation or bylaws; (ii) to the Knowledge of IPSA, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which IPSA or IPSA, or any of the assets owned or used by IPSA, is subject; (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any IPSA Contract; (iv) give any Person the right to (1) declare a default or exercise any remedy under any IPSA Contract, (2) accelerate the maturity or performance of any IPSA Contract, or (3) cancel, terminate or modify any IPSA Contract; or (v) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any property or asset owned or used by IPSA.

(b)           Except as set forth on Schedule 2.26(b) attached hereto, IPSA is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions.

Section 2.27                      Brokers.  Neither IPSA nor any IPSA Affiliate has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 2.28 Full Disclosure.

(a)           None of the agreements, representations or warranties made by IPSA in the Transaction Documents, including the Schedules, contain any material untrue statement of fact.

(b)           Except as set forth in Schedule 2.28(b) attached hereto, there is no fact within the Knowledge of IPSA (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all companies engaged in the same industry as that of IPSA) that is reasonably expected to have a Material Adverse Effect.

(c)           IPSA makes no representation or warranty with respect to any forecasts or projections provided to root9B or its Representatives.

Section 2.29                      Title to Shares; Absence of Claims and Liens.  Each IPSA stockholder owns the capital stock of IPSA free and clear of all Encumbrances, and no such Person is a party to any agreement or subject to any Order that will result in the imposition of any Encumbrance on any party to the Transaction after the Closing.

Section 2.30                      Capacity of IPSA.

(a)           IPSA has the capacity to comply with and perform all of its covenants and obligations under each of the Transaction Documents to which IPSA is or may become a party.

(b)           IPSA has not (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty to, any felony, or (vi) taken or been the subject of any action that could be reasonably expected to have a material and adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ROOT9B

AND MERGER SUB

root9B hereby represents and warrants to IPSA, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows, including the Schedules attached hereto:

Section 3.1  Due Organization; Subsidiaries; Etc.

(a)           root9B, Merger Sub and their Subsidiaries, direct or indirect, are corporations duly organized, validly existing and in good standing under the laws of their state of organization, with all requisite power and authority and legal right to own their assets, to lease their properties, and to conduct their business as presently conducted.

(b)           root9B, Merger Sub and any other Subsidiaries are in good standing in each jurisdiction where they are qualified to do business as foreign corporations.  The conduct of the business or the ownership or leasing of the properties of root9B, Merger Sub and any other Subsidiaries does not require them to be qualified to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.2                      Certificate of Incorporation; Bylaws; Directors.

(a)           None of root9B, Merger Sub or any other Subsidiaries are in violation of any of the provisions of their formation documents, including where applicable, certificate of incorporation and bylaws, including all amendments thereto (collectively, the “root9B Constituent Documents”) nor has any event occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time or both) constitute or result directly or indirectly in a violation of such root9B Constituent Documents.

(b)           To root9B’s Knowledge, no 5% or greater stockholder, officer or director has been the subject of any matter proceeding or limitation described in Regulation S-K, Section 401(f), whether or not disclosed in the SEC Reports.

Section 3.3  Authorization.  root9B and Merger Sub have the corporate right, power and capacity to enter into and to perform their obligations under this Agreement and each Transaction Document to which each is or may become a party.  This Agreement and each Transaction Document to which each is or may become a party constitute the legal, valid and binding obligations of root9B and Merger Sub, respectively, enforceable against root9B and Merger Sub, respectively, in accordance with their respective terms, except as the same may be limited by equitable principles or bankruptcy or similar laws.

Section 3.4  No Violation.  Neither the execution and delivery of this Agreement and the related documents by root9B and Merger Sub, nor the performance by root9B of its obligations hereunder, will:

(a)           violate or result in any breach of any provision of root9B’s, Merger Sub’s or any other Subsidiaries’ certificate of incorporation or by-laws;

(b)           violate any Contract; or

(c)           violate any Order or Legal Requirement applicable to root9B, Merger Sub or any Subsidiary.

Section 3.5 Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, Consent  or approval of any third party or any Governmental Body not heretofore delivered to IPSA is necessary for root9B’s or Merger Sub’s consummation of the Transactions, except as set forth on Schedule 3.5 attached hereto.

Section 3.6                      Brokers’ Fees and Commissions.  Neither root9B or Merger Sub nor any root9B or Merger Sub Affiliate has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 3.7  SEC Reports.

(a) root9B has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of root9B included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of root9B and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(c) root9B maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and such internal control over financial reporting is effective. root9B is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. root9B maintains controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective, to the extent required to do so. There is no transaction, arrangement, or other relationship between root9B (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by root9B in its Exchange Act filings and is not so disclosed and would have or reasonably be expected to have a Material Adverse Effect.

Section 3.8                      Capitalization; Etc.

(a) As of February 3, 2015, the authorized capital stock of root9B consists of 125,000,000 shares of common stock, par value $0.001 per share, of which 50,842,320 shares (the “Shares”) have been issued and are outstanding and 10,000,000 shares of Preferred Stock, including 4,485,000 shares of preferred stock, par value $0.001 per share, 1,000,000 shares of Class A convertible preferred stock, par value $0.001, 2,000,000 shares of Class B convertible preferred stock, par value $0.001 per share, 2,500,000 shares of Class C convertible preferred stock, par value $0.001 per share, and 15,000 shares of Class D convertible preferred stock par value $1000.00 per share, of which the following have been issued and are outstanding as of the date of this Agreement: no shares of preferred stock, 0 shares of Class A convertible preferred stock, 220,000 shares of Class B convertible preferred stock, 2,380,952 shares of Class C convertible preferred stock, and 0 shares of Class D convertible preferred stock (together, the “Preferred Shares”).  All of the Shares and Preferred Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non assessable, and (iii) have been issued in material compliance with all applicable securities laws and other applicable Legal Requirements.

(b)           The Shares and Preferred Shares constitute 100% of the issued and outstanding capital stock of root9B.  Except as set forth on Schedule 3.8(b) annexed hereto, there is no:

(i)          outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire shares of capital stock or other securities of root9B;

(ii)          outstanding security, instrument or obligation that is or may become convertible into, exercisable for or exchangeable for shares of capital stock or other securities of root9B;

(iii)          Contract under which root9B is or may become obligated to sell or otherwise issue shares of capital stock or other securities of root9B, or stock appreciation or phantom stock rights;

(iv)          to root9B’s Knowledge, condition or circumstance that is reasonably likely to give rise to or provide a basis for the successful assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive shares of capital stock or other securities of root9B; or

(v)          agreement relating to the voting of shares of capital stock or other securities of root9B that will be in effect immediately after the Closing.

(c)           root9B is under no obligation to  repurchase, redeem or otherwise reacquire shares of capital stock or other securities of root9B.

(d)           assuming conversion of the Preferred Shares and exercise of all root9B options or warrants outstanding, there would be 87,415,100 shares outstanding as of the date hereof.

(e)           the root9b shares to be issued in the Transactions, including shares underlying options referenced herein, will, when issued, have been duly authorized, be fully paid and non-assessable, and have been issued in compliance with applicable securities laws and other applicable Legal Requirements, and such shares have been reserved for issuance.

Section 3.9 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, (i) to the Knowledge of root9B, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) root9B has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in root9B’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) root9B has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) root9B has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of root9B), (v) root9B has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company Stock Option Plans and (vi) there has not been any material change or amendment to, or to the Knowledge of root9B, any waiver of any material right by root9B under, any contract entered into by root9B filed as an exhibit to an SEC Report pursuant to Item 601 of Regulation S-K (each a “root9B Material Contract”) under which root9B or any of its Subsidiaries is bound or subject. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to root9B or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by root9B under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one trading day prior to the date that this representation is made.

Section 3.10 Title to Assets. root9B and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of root9B and its Subsidiaries, taken as a whole, in each case free and clear of all Encumbrances except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by root9B and any of its Subsidiaries. Any real property and facilities held under lease by root9B and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by root9B and its Subsidiaries.

Section 3.11 Intellectual Property. To its Knowledge, root9B and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted in the SEC Reports except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports and except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) to the Knowledge of root9B, there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Knowledge of root9B, threatened action, suit, proceeding or claim by others challenging root9B’s and its Subsidiaries’ rights in or to any such Intellectual Property; (d) there is no pending or, to the  Knowledge of root9B, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or, to the Knowledge of root9B, threatened action, suit, proceeding or claim by others that root9B and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

Section 3.12  Compliance.

(a) To the Knowledge of root9B, neither root9B nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by root9B or any of its Subsidiaries under), nor has root9B or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any root9B Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order of which root9B has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over root9B or its properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any Governmental Body applicable to root9B, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) root9B and each of its Subsidiaries possess or have applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted and as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and (i) neither root9B nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) root9B is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.

Section 3.13  Tax Matters.

(a) root9B (i) has prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of root9B and (iii) has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to have a Material Adverse Effect.

(b) Merger Sub is, and will be, as of the Closing, a direct subsidiary of root9B, wholly-owned by root9B.  The Surviving Entity will not, following the Closing, issue additional shares of Surviving Entity stock that would result in root9B losing control of the Surviving Entity within the meaning of Section 368(c)(1) of the Code.  root9B has no plan or intention to reacquire any of its stock issued in the Merger.  root9B has no plan or intention to liquidate the Surviving Entity; to merge the Surviving Entity, post-Closing, with and into another corporation; to sell or otherwise dispose of the stock of the Surviving Entity; or to cause the Surviving Entity to sell or otherwise dispose of any of the assets of IPSA acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.  Following the Merger, root9B shall cause the Surviving Entity to either continue the historic business of IPSA or use a significant portion of IPSA’s business assets in a business, within the meaning of Treasury Regulations Section 1.368-1(d)(1).

Section 3.14  Employee and Labor Matters.  No material labor dispute exists or, to root9B’s Knowledge, is imminent with respect to any of the employees of root9B which would have or reasonably be expected to have a Material Adverse Effect. None of root9B’s employees is a member of a union that relates to such employee’s relationship with root9B, and neither root9B nor any of its Subsidiaries is a party to a collective bargaining agreement, and root9B and each Subsidiary believes that its relationship with its employees is good. To root9B’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to root9B’s Knowledge, the continued employment of each such executive officer does not subject root9B or any Subsidiary to any liability with respect to any of the foregoing matters. root9B is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15  ERISA.  root9B is in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which root9B would have any liability; root9B has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which root9B would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.16                      Environmental Matters. Neither root9B nor any of its Subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to Environmental Laws, (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to root9B’s Knowledge, there is no pending or threatened investigation that might lead to such a claim.

Section 3.17  Insurance.  root9B and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as root9B believes to be prudent and customary in the businesses and locations in which root9B and the Subsidiaries are engaged. Neither root9B nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to root9B’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 3.18 Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports and other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of root9B and, to root9B’s Knowledge, none of the employees of root9B, is presently a party to any transaction with root9B or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19   Certain Payments, Etc.

(a)  Neither root9B nor any of its Subsidiaries, nor to the Knowledge of root9B, any directors, officers, employees, agents or other Persons acting at the direction of or on behalf of root9B or any of its Subsidiaries has, in the course of its actions for, or on behalf of, root9B: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(b) Neither root9B nor any Subsidiary nor, to root9B’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of root9B or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and root9B will not knowingly directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) The operations of each of root9B and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and to root9B’s Knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving root9B and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.

Section 3.20  Actions; Orders.  There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) except as disclosed in the SEC Reports, is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision. Neither root9B nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to root9B’s Knowledge there is not pending or contemplated, any investigation by the SEC involving root9B or any current or former director or officer of root9B.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by root9B or any of its Subsidiaries under the Exchange Act or the Securities Act.

Section 3.21 Full Disclosure.

(a)           None of the agreements, representations or warranties made by root9B or Merger Sub in the Transaction Documents, including the root9B Schedules, contain any material untrue statement of fact.

(b)           root9B and Merger Sub make no representations or warranties with respect to any forecasts or projections provided to IPSA or its Representatives.

Section 3.22                      Capacity of root9B.

(a)           root9B has the capacity to comply with and perform all of its covenants and obligations under each of the Transaction Documents to which root9B is or may become a party.

(b)           root9B has not (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty to, any felony, or (vi) taken or been the subject of any action that could be reasonably expected to have a material and adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.
Section 3.23 Fairness Opinion.  root9B has received a final written opinion of Valuation Research Corporation, which shall not be withdrawn or amended, to the effect that the Transactions are fair from a financial point of view to the stockholders of root9B and has provided written notice to IPSA thereof.

ARTICLE IV

ADDITIONAL AGREEMENTS

           Section 4.1                      Public Announcements.  Each of root9B, Merger Sub and IPSA will consult with one another before issuing any press release or otherwise making any public statements in respect of the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, as determined by root9B, Merger Sub or IPSA, as the case may be, a copy of which shall be sent simultaneously to the other parties upon such release; provided, further, that each party will use its best efforts to provide the other party with a draft of any such public statement with sufficient time for the receiving party to review and, if appropriate, comment on such statement.  As a clarification of the foregoing, root9B will disclose this Agreement by issuing a press release relating to the same and by describing the same in a filing with the SEC on Form 8-K within the period of four (4) business days after the date of execution hereof.

Section 4.2                      Registration of Shares.  The parties shall deliver a Registration Rights Agreement (the “Registration Rights Agreement”) in the form annexed hereto as Exhibit B.

           Section 4.3                      [Intentionally Omitted]

Section 4.4                      Working Capital.

(a) Bonuses and Dividends. Prior to Closing, IPSA shall make or commit to pay bonuses to key employees in amounts currently estimated to be $1.8 million, and dividends estimated to be $1.1 million, which sums may change based on changes in working capital between the date hereof and Closing, but in no event shall bonuses and dividends reduce working capital below $250,000 at Closing. Before making or committing to pay such bonuses, IPSA shall provide written notice to root9B of the exact amounts and the effect of such payments on working capital. In the event that IPSA does not have the cash available for the full payment of bonuses and dividends before Closing, IPSA may issue Notes for such shortfall payable 60 days after Closing (the “Notes”), provided that there are cash and accounts receivables payable in not more than 60 days, on hand at Closing in the sum at least the amount of: (i) such Notes, (ii) all other current liabilities of IPSA and (iii) $250,000.

(b)  root9B Guarantee.  In the event that the Merger is consummated and the Notes are issued, root9B hereby absolutely, unconditionally and irrevocably agrees to guarantee the due and punctual payment, observance, performance and discharge of any and all (i) IPSA obligations under the Notes; and (ii) costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of rights under the Notes (collectively, the “Guaranteed Note Obligations”).  root9B agrees that the Guaranteed Note Obligations shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of any holder to assert any claim or demand or to enforce any right or remedy under any Note; (ii) any change in the time, place or manner of payment of the Guaranteed Note Obligations; (iii) the addition, substitution or release of any person or entity now or hereafter liable with respect to the Guaranteed Note Obligations; (iv) any change in the corporate existence, structure or ownership of root9B, its subsidiaries or any other person or entity now or hereafter liable with respect to the Guaranteed Note Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting root9B, its subsidiaries or any other person or entity now or hereafter liable with respect to the Guaranteed Note Obligations; (vi) the existence of any claim, set-off or other right which root9B may have at any time against IPSA or any Note holder; (vii) the adequacy of any other means any Note holder may have of obtaining payment of the guaranteed obligations; or (viii) the existence of any offset or other remedy for any breach of any representation, warranty, covenant or agreement made in connection with the Merger. Absent fraud, root9B’s guarantee of the Guaranteed Note Obligations may not be revoked or terminated and shall remain in full force and effect and binding on root9B, its successors and permitted assigns until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Note Obligations.  The Note holders are intended third party beneficiaries of this Section 4.4(b) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.

(c) Loan Forgiveness.  Prior to Closing, a loan from IPSA in the approximate amount of $670,000 to Dan Wachtler shall be forgiven or otherwise relieved, as tax efficiently as feasible, by IPSA, and root9B shall not compensate Mr. Wachtler for any related tax cost.

Section 4.5                      Listing.  root9B will endeavor, by all commercially reasonable efforts, to have the root9B Common Stock listed on a national securities exchange by the first anniversary of the Closing.  For the avoidance of doubt, root9B’s inability to list the root9B Common Stock on a national securities exchange by the first anniversary of the Closing shall not constitute a breach of any commitment, undertaking or representation in connection with this Agreement or the Transactions, provided root9B uses commercially reasonable efforts to achieve such listing.

Section 4.6                      Dan Wachtler as a Director or Observer. Following the Closing, Dan Wachtler shall be elected by the Board of Directors of root9B as a member of the root9B Board of Directors. The ability of Mr. Wachtler to serve in a capacity in respect of the Board shall extend for the term of Mr. Wachtler’s employment or any consultancy, provided that if his employment ends, but Mr. Wachtler elects in writing to remain subject to all of the restrictions set forth in the Non-Compete Agreement, Mr. Wachtler may remain a director for so long as he is subject to all restrictions set forth in such agreement.

Section 4.7                      Governmental Filings.  The parties shall comply with all federal, state and local laws, regulations and requirements applicable to such party, and agree to cooperate with each other with respect to any filings required to be made by the other party in connection with the Transactions.

Section 4.8                      [Intentionally Omitted]

Section 4.9                      No Conduct of Negotiation with Others.  As used herein, the term “Termination Date” shall mean the date set forth in Article IX hereof.  IPSA, directly, or through its officers, directors, stockholders or Affiliates (“IPSA Persons”) shall not, from the date hereof until the Termination Date: (i) sell, lease, transfer, pledge, mortgage, hypothecate or otherwise dispose of any of the assets of IPSA or agree to do any of the foregoing other than the use or sale of inventory in the ordinary course of business; or solicit, initiate discussions or engage in negotiations with, or provide any information to, any person or entity, other than root9B, with respect to the purchase and sale of the capital stock or assets of IPSA or any acquisition, merger, consolidation or the like.  If IPSA or any IPSA Persons shall receive any unsolicited offer or proposal to enter negotiations relating to any of the foregoing matters, then they shall immediately advise such person or entity that they will not entertain such a proposal or consider such an offer, and shall notify root9B thereof, including the specific terms of such offer or proposal, including the identity of the person proposing the same.

Section 4.10                      Employees.  Subject to its business judgment and its fiduciary obligations to all shareholders, as well as to facilitate a smooth and efficient transition to IPSA’s ownership by root9B, root9B presently intends to continue IPSA’s operations at their current locations and, for a period of time, employ substantially all employees of IPSA at the time of Closing.  In furtherance of the Transactions, IPSA shall facilitate root9B’s ability to enter into discussions with IPSA’s key employees (as determined by the parties) to permit root9B to seek to establish specific arrangements with those employees, which may include employment agreements embodying the same.

Section 4.11                      Due Diligence.  Commencing upon execution of this Agreement, and until Closing or the Termination Date, IPSA will afford, and will cause its internal and external accountants, counsel, bankers, lenders and others root9B requests, to afford to any agents, accountants, counsel and other representatives of root9B reasonable access during normal business hours to the properties, books, records and personnel of IPSA for the purpose of assuring itself that the representations and warranties of IPSA in this Agreement are accurate and correct and that the covenants of IPSA in this Agreement are being performed.

Section 4.12                      Certain Actions.  Between the date of this Agreement and the Closing, IPSA shall conduct its business in the usual and ordinary manner and covenant and agree not to take any of the actions described in Section 2.5 hereof.

Section 4.13                      Release of Wachtler Guarantees.  root9B and Merger Sub shall use commercially reasonable efforts to secure the release of the guarantees executed by Dan Wachtler and Suzanne Wachtler (the “Wachtler Guarantees”) in connection with that certain Factoring and Security Agreement dated July 10, 2011 by and between IPSA and Advance Payroll Funding, Ltd. (the “Advance Agreement”).  Contingent on the Closing of the Merger, root9B and Merger Sub agree to indemnify, defend, release and hold Dan Wachtler and Suzanne Wachtler harmless from and against any and all Claims asserted against, incurred or required to be paid by Dan Wachtler or Suzanne Wachtler relating to the Advance Agreement in the event that the Wachtler Guarantees are not released by Advance Payroll Funding, Ltd. at or prior to Closing.  Such indemnity shall not be subject to the limit on indemnification set forth in Section 8.5(c) hereof.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF ROOT9B AND MERGER SUB

The obligation of each of root9B and Merger Sub to consummate the Transactions is subject to the satisfaction of each of the following conditions, any one or more of which may be waived at the sole option of root9B or Merger Sub:

Section 5.1                                Representations and Warranties.  The representations and warranties of IPSA contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing.

Section 5.2                                Covenants.  IPSA shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by IPSA on or prior to the Closing.

Section 5.3                                Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted or threatened seeking to restrain or prohibit any of the Transactions, and/or which could reasonably be expected to result in a Material Adverse Effect on IPSA.

Section 5.4                                No Material Adverse Effect.  No Material Adverse Effect of IPSA, including no material loss or damages to material properties or assets, whether or not covered by insurance, shall have occurred.

Section 5.5                                Government Approvals and Required Consents.  The Consents of and filings with any Governmental Body and/or other person, as the case may be, set forth on Schedule 5.5 annexed hereto,  shall have been obtained or made and no action or proceeding shall have been instituted or threatened seeking to restrain or prohibit any of the Transactions.

Section 5.6                                Termination of Employment Agreements; Claims.  As of the Closing, each of the employment agreements between IPSA and any employee shall be terminated and replaced with employment agreements with the Surviving Entity, as set forth in Section 7.1(i).  Each of the Persons listed on Schedule 5.6 attached hereto shall execute a release, in a form reasonably satisfactory to root9B and its counsel, with respect to any Claims such Persons may have against IPSA and any of its Subsidiaries.

Section 5.7                                IPSA Financial Statements.  The IPSA Audited and Reviewed Financial Statements, as defined in Section 7.1(k) shall not reflect any substantial changes from the IPSA Financial Statements, except as contemplated by Schedule 5.7 annexed hereto.

Section 5.8                      Working Capital.  As of the Closing, the Working Capital of IPSA shall be at least $250,000.  The term “Working Capital” means: (a) cash plus accounts receivables outstanding no more than the greater of 60 days (less reserves), less (b) trade accounts payable, notes and all other current liabilities.

Section 5.9                        Closing Deliveries.  Each of root9B and Merger Sub shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Article 7, duly executed and delivered in form reasonably satisfactory to root9B and Merger Sub.

Section 5.10                      Other Documents.  Each of root9B and Merger Sub shall have received all such other certificates, instruments or documents that are reasonably required by root9B and Merger Sub or their counsel in order to consummate the Transactions.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF IPSA

The obligation of IPSA to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any one or more of which may be waived at the sole option of IPSA:

Section 6.1  Representations and Warranties.  The representations and warranties of root9B and Merger Sub contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing.

Section 6.2 Covenants.  Each of root9B and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by root9B and Merger Sub on or prior to the Closing.

Section 6.3  Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted or threatened in writing, seeking to restrain or prohibit any of the Transactions and/or which could reasonably be expected to result in a Material Adverse Effect on root9B.

Section 6.4  No Material Adverse Effect.  No Material Adverse Effect of root9B or its Subsidiaries, including no material loss or damages to material properties or assets, whether or not covered by insurance, shall have occurred.

Section 6.5                                Government Approvals and Required Consents.  All necessary consents of and filings with any Governmental Body and/or other Person required to be made or obtained by root9B or Merger Sub, set forth on Schedule 6.5,  relating to the consummation of the Transactions shall have been obtained or made and no action or proceeding shall have been instituted or threatened seeking to restrain or prohibit any of the Transactions.

Section 6.5  Closing Deliveries.  IPSA shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Article 7 hereof, duly executed (where required) and delivered in form reasonably satisfactory to IPSA .

Section 6.6  Other Documents.  IPSA shall have received all such other certificates, instruments or documents that are reasonably requested by IPSA or its counsel in order to consummate the Transactions.

ARTICLE VII

CLOSING DELIVERIES OF THE PARTIES

Section 7.1  IPSA Deliveries.  At or prior to the Closing, IPSA shall deliver to root9B and/or Merger Sub the following, all of which shall be in a form satisfactory to root9B and Merger Sub:

(a)           a copy of a resolution of the Board of Directors of IPSA authorizing the execution, delivery and performance of this Agreement and the Transactions to which IPSA is a party, and all related documents and agreements, each certified by the Secretary of IPSA as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b) evidence of the approval of IPSA’s stockholders of the Agreement and the Transactions;

(c) Certificate of Incorporation of IPSA, and all amendments thereto, certified by the Secretary of State of Nevada;

(d) Bylaws of IPSA and all amendments thereto, certified by the Secretary of IPSA;

(e) the Consents and evidence of the filings set forth on Schedule 5.5 attached hereto;

(f) a certificate of good standing from the Secretary of State of the State of Nevada and of comparable authority in other jurisdictions in which IPSA is qualified to do business stating that IPSA is a validly existing corporation in good standing;

(g) the Pledge Agreements, duly executed by all of the stockholders of IPSA;

(h) the Registration Rights Agreement duly executed by the stockholders named therein:

(i) the employment agreements of the persons named on Schedule 7.1(i) attached hereto (each an “Employment Agreement”), in the form annexed hereto as Exhibits D-1 and D-2 duly executed by the employee named within each respective Employment Agreement;

(j) the non-disclosure, non-compete and non-solicitation agreement  (the “Non-Compete Agreement”) in the form annexed hereto as Exhibit D duly executed by the Person named within the same.

(k) audited financial statements for IPSA’s 2013 fiscal year, reported upon without qualification or limitation by an independent certified public accounting

(l)  firm registered and in good standing with the Public Company Accounting Oversight Board, and qualified to practice before the Securities and Exchange Commission (“SEC”), and IPSA’s unaudited financial statements for the nine months ended September 30, 2014 and 2013 reviewed by the same independent certified public accounting firm in the same manner, and to the same extent, as reviews typically performed by similar accounting firms in connection with their review of quarterly financial statements filed with the SEC on Form 10-Q, in each case with notes and other schedules  required for quarterly reports filed with the SEC by root9B (“IPSA Audited and Reviewed Financial Statements”).

(m) all information and records necessary to complete an audit of IPSA for the year ended December 31, 2014 and for the production of a balance sheet as of such date and financial statements for the year then ended with notes and other required disclosures.

(n) such other instruments as shall be necessary or appropriate, as root9B and/or Merger Sub or their counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the Transactions.

Section 7.2                                root9B and Merger Sub Deliveries.  At or prior to the Closing, root9B and Merger Sub shall deliver to IPSA the following, all of which shall be in a form reasonably satisfactory to IPSA:

(a)      a copy of resolutions of the Boards of Directors of root9B and Merger Sub authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement to which each of root9B and Merger Sub is a party, and all related documents and agreements, each certified by the Secretary of root9B and Merger Sub as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b)      the Merger Payment;

(c)      the Merger Shares, 25% of which, allocated pro rata among holders of IPSA Capitalization, shall be restricted as provided in Section 1.4(d);

(d) [Intentionally Omitted];

(e) the Pledge Agreements, duly executed by root9B;

(f)      [Intentionally Omitted];

(g)      the Employment Agreements, duly executed by root9B or Merger Sub, as the case may be;

(h)  the Non-Compete Agreement, duly executed by root9B;

(i)      the Registration Rights Agreement, duly executed by root9B; and

(j)      such other instruments as shall be necessary or appropriate, as IPSA or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the Transactions contemplated in this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1                                Survival of Representations and Warranties.  The representations and warranties of IPSA contained in Article II of this Agreement and the representations and warranties of root9B and the Merger Sub contained in Article III of this Agreement shall remain operative and in full force and effect, regardless of any investigations at any time made by root9B, and shall survive the Closing until eighteen (18) months after the Closing.  Notwithstanding the foregoing, any Claim that would otherwise terminate in accordance with this Section 8.1 will continue to survive if a Notice of Claim shall have been timely given under this Agreement or the Pledge Agreement on or prior to such termination date with respect to the same, until the related Claim for indemnification has been satisfied or otherwise resolved.

Section 8.2                                Indemnification of root9B and Merger Sub by IPSA.  Each of the holders of IPSA Capitalization, to the extent of their Indemnity Shares, and without personal liability, will jointly and severally, indemnify, defend, release and hold each of root9B and Merger Sub, its affiliates, subsidiaries or related companies, and their officers, directors, employees, representatives and agents (“root9B Indemnified Parties”), harmless from and against any and all Actions, claims and demands for Damages, (“Claims”), asserted against or incurred or required to be paid by a root9B Indemnified Party on account of or pursuant to breach of any representation, warranty, covenant or agreement made by IPSA in this Agreement or in any contract or document executed and/or delivered pursuant to or in connection with the Transactions.

Section 8.3                                Indemnification of IPSA by root9B.   root9B agrees to indemnify, defend, release and hold the holders of the IPSA Capitalization (“IPSA Indemnified Persons”) harmless from and against any and all Claims asserted against, incurred or required to be paid by any IPSA Indemnified Person on account of or pursuant to the breach of any representation, warranty, covenant or agreement made by root9B or Merger

 Sub in this Agreement or in any contract or document executed and/or delivered pursuant to or in connection with the Transactions.

Section 8.4                         Indemnification Procedure.

(a)      Notice. With respect to any matter for which indemnification is claimed pursuant to this Article, the root9B Indemnified Persons or the IPSA Indemnified Persons, as the case may be, will notify the indemnifying person(s) in writing promptly after becoming aware of such matter. A failure or delay in promptly notifying an indemnifying person of a Claim will only relieve such person of its obligation pursuant to this Article VIII to the extent, if at all, that such person is prejudiced by reason of such failure or delay.

(b)      Defense of Claim.  Promptly after receipt of any notice pursuant to Section 8.4(a), the indemnifying person(s) shall defend, contest, settle, compromise or otherwise protect the indemnified person(s) against any such Claim at its (their) own cost and expense with counsel reasonably satisfactory to the indemnified person(s).  Each indemnified person will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying person will be entitled to control the defense.  The indemnified person shall reasonably cooperate with the indemnifying person’s requests, and at the indemnifying person’(s) expense (including, but not limited to, indemnifying person’s paying or reimbursing the indemnified person’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the Claim.  The indemnifying person(s) shall include the indemnified person(s) in any settlement discussions if the indemnified party could be materially adversely affected by the settlement or be required to pay any Damages.

(c)      Failure to Defend.  If the indemnifying person does not timely defend, contest or otherwise protect against a Claim after receipt of the required notice, the indemnified person will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover the entire cost thereof from the indemnifying person, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Claim.

(d) Deletion of Certain Qualifiers. For purposes of determining whether there is any inaccuracy in, or whether a party has breached, any representation, warranty or covenant, and the amount of any Damages associated therewith, the parties agree (i) that all references to "material," "materially" or "materiality," or to whether a breach would have a material adverse effect will be disregarded and (ii) that the representations, warranties and covenants are made for as if those disregarded words were not included

Section 8.5                                Limits on Indemnification.

(a)      In the event that root9B is required to indemnify the holders of IPSA Capitalization hereunder, such indemnification obligation shall be satisfied solely by transfer of some or all of the root9B Common Stock not to exceed the number of Indemnity Shares.  An indemnification obligation shall be deemed satisfied upon transfer of such number of root9B Common Stock that, when multiplied by the 60 day VWAP of root9B Common Stock for the period ending on the business day before the date of determination of the indemnification obligation, equals the dollar amount of such obligation.

(b)       In the event that IPSA is required to indemnify root9B and/or Merger Sub hereunder, such indemnification obligation shall be satisfied by the transfer of such number of Indemnity Shares that, when multiplied by the 60 day VWAP of root9B Common Stock for the period ending on the business day before the date of determination of the indemnification obligation, equals the dollar amount of such obligation.

(c)  Notwithstanding the provisions of Section 8.4, when computing the indemnification obligations of a party, the first $250,000 shall not be recoverable, as to each party.

(d)  Anything in this Article VIII to the contrary notwithstanding, in the event of the common law fraud of a party, there shall be no time limits or monetary limits on indemnification of the indemnified persons, who shall be entitled to recover their damages as provided by applicable law and not subject to the limits of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1  Termination.  This Agreement may be terminated (the date as determined below being referred to as the “Termination Date”) at any time before the Closing, whether before or after approval of the Merger:

(a) by the mutual written consent of root9B and IPSA;

(b) by either root9B or IPSA, if the Closing shall not have occurred on or before February 28, 2015 or such other date that root9B and IPSA may agree upon in writing; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose breach or failure to perform under terms of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

(c)  by IPSA, if (i) there has been a breach by root9B of any representation, warranty, covenant or agreement contained herein on the part of root9B or if any representation or warranty of root9B will have become untrue, in either case which causes any of the conditions set forth in Article VI to not be satisfied and which root9B fails to cure within ten (10) business days after written notice thereof has been given to root9B by IPSA (except that no cure period will be provided for a breach by root9B which by its nature cannot be cured) or (ii) there has been a Material Adverse Effect on root9B;

(d)  by root9B, if (i) there has been a breach by IPSA of any representation, warranty, covenant or agreement contained herein on the part of IPSA, or if any representation or warranty of IPSA will have become untrue, in either case which causes any of the conditions set forth in Article V to not be satisfied and which IPSA fails to cure within ten (10) business days after written notice thereof has been given to IPSA by root9B (except that no cure period will be provided for a breach by IPSA which by its nature cannot be cured), or (ii)  there has been a Material Adverse Effect on IPSA;

(e)   by either IPSA or root9B, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

Section 9.2                      Effect of Termination.  If this Agreement is terminated as provided in Section 9.1, this Agreement will be of no further force or effect; provided, however, the termination of this Agreement will not relieve any party from any liability for Damages for any willful breach of such party’s representations, warranties or covenants contained herein or from its obligations under Section 10.4.

ARTICLE X

MISCELLANEOUS

Section 10.1                      Entire Agreement; Assignment.

(a)           This Agreement, the Pledge Agreements, the Registration Rights Agreement, the Employment Agreements and the Non-Compete Agreement (including exhibits and schedules attached hereto and thereto) constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b)           Except as provided for by the Transaction Documents, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.2                      Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when delivered, if delivered personally to the intended recipient, and (b) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to root9B or Merger Sub:                                                                root9B Technologies, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Attn: Brian King, COO

with a copy to:	Ruskin Moscou Faltischek, P.C.
East Tower, 15 Floor
1425 RXR Plaza
Uniondale, NY 11556-1425
Attention: Seth I. Rubin, Esq.

if to IPSA:                                                      IPSA International, Inc.
1185 Avenue of the Americas
Suite 1750
New York, NY  10036
Attn: Dan Wachtler, President and CEO

with a copy to:                                                                DLA Piper LLP
2525 East Camelback Road
Suite 1000
Phoenix, AZ  85016-4232
Attention: Steven Pidgeon, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof; provided, however, that the corporate laws of the state of a party’s incorporation and/or organization shall govern for purposes of corporate governance and matters of corporate law. Any action hereunder shall be brought only in the federal and state courts sitting in the County of New Castle, State of Delaware, and each party consents to the venue and jurisdiction of such courts.

           Section 10.4                      Costs, Expenses and Legal Fees.  Each party hereto shall bear its own costs and expenses (including attorneys’ fees) in connection with the transactions contemplated in this Agreement, other than as provided below: (a) each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or the agreements annexed hereto as Exhibits or (ii) establishing that another party breached any of the terms of this Agreement or the agreements executed and delivered hereunder by a party; (b) root9B agrees to pay the reasonable counsel fees of IPSA, at the Closing in an amount not to exceed $150,000; (c) if IPSA terminates this Agreement under Section 9.1(c), root9B will bear up to $150,000 of IPSA’s legal fees as well as all IPSA audit fees; or (d) if the Agreement is terminated under Section 9.1(d), root9B will not bear any of IPSA legal fees and IPSA will reimburse root9B for one-half of the IPSA audit fees, all of the foregoing being in addition to such other Damages and remedies provided by applicable law to the extent permitted hereunder.

Section 10.5                      Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6                      Amendment; Waivers.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.  Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto.  The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 10.7                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8                      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.9                      Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.10                                Further Assurances.  Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

Section 10.11                                Interpretation.

(a)           The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement, unless otherwise specified.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.12                                Parties in Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of the parties hereto and shall be binding upon their respective heirs, legal representatives, successors and assigns.  Except as otherwise expressly provided herein, neither this Agreement nor the transactions contemplated hereby shall be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

Section 10.13                                Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 10.14                                Gender and Number.  When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include singular and plural.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

ROOT9B TECHNOLOGIES, INC.

By: /s/ Brian King
Name: Brian King
Title:  COO

IPSA INTERNATIONAL SERVICES, INC.

By: /s/ Brian King
Name: Brian King
Title:  Acting President

IPSA INTERNATIONAL, INC.

By: /s/ Dan Wachtler
Name: Dan Wachtler
Title:  President and CEO

APPENDIX OF DEFINITIONS

For the purposes of the Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, suit, litigation, arbitration, or mediation proceeding (whether civil, criminal, administrative, or appellate) brought by, conducted or heard by or before, any Governmental Body or any arbitrator or arbitration panel, or mediator or mediation panel.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Client” shall mean any Person to which services are provided by IPSA or any of its Subsidiaries as the case may be.

 “COBRA” shall have the meaning specified in Section 2.18(b) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as in effect through Closing.

“Confidential Information” means all information (whether written or oral) furnished (whether before or after the date hereof) by a party to this Agreement or its directors, officers or other employees, Affiliates or Representatives to another party or its Representatives that the disclosing party treated as confidential or proprietary, and all analyses, compilations, forecasts, studies or other documents prepared by a party or its Representatives in connection with its or their review of, or its interest in, the Transactions.  The term Confidential Information will not include information that (a) is or becomes publicly available other than as a result of a disclosure by a receiving party or its Representatives, (b) is or becomes available to a receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information to such receiving party by a legal, contractual or fiduciary obligation to the disclosing party, (c) is approved for release by written authorization of the disclosing party, (d) is disclosed to one or more third parties by the disclosing party without restriction, or (f) is independently developed by employees or other Representatives of the receiving party with access to the Confidential Information.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other binding agreement, contract, understanding, arrangement, instrument, note, guaranty, deed, assignment, power of attorney, purchase order or work order or similar binding commitment.

“Damages” shall include any loss, damage, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost or expense (including any reasonable cost of investigation or cost incurred in connection with the commencement of any Action to enforce rights granted under this Agreement); provided that Damages shall not include consequential damages, special damages, punitive damages or lost profits other than those payable in connection with a liquidated third party claim.

“Employment Agreement” shall have the meaning specified in Section 7.1(i) of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” mean any and all federal, national, international, state and local laws (including but not limited to common law), statutes, ordinances, judgments, orders, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, or to worker health and safety, including without limitation, laws (including but not limited to common law), statutes, ordinances, judgments, orders, decrees, licenses, permits, rules and regulations or other binding requirements relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permit” means any Governmental Authorization required by any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“ERISA Affiliate” shall mean any entity, corporation, or trade or business controlled by, controlling or under common control with IPSA within the meaning of Section 414(b), (c), (m), or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

 “Governmental Authorization” shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a)           nation, principality, state, commonwealth, province, territory, county, municipality, district or other similar jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Material” means any pollutant, contaminant, waste, hazardous or toxic substance, constituent or material, including petroleum products and their derivatives, or other substances regulated under or pursuant to Environmental Laws.

“HIPAA” shall have the meaning specified in Section 2.18(b) of this Agreement.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and Client and supplier lists and information), (vi) other intellectual property rights and (vii) computer software, data, data bases and documentation thereof, (in whatever form or medium), excluding shrink wrapped or off-the-shelf licenses.

“IPSA” shall have the meaning set forth in the preamble, and, where applicable by context, shall mean IPSA and its Subsidiaries, taken as a whole.

“IPSA Constituent Documents” shall have the meaning specified in Section 2.2(a) of this Agreement.

“IPSA Contract” shall mean any Contract:

(a)           to which IPSA is a party;

(b)           by which IPSA or any of its assets is or may become bound or under which IPSA has, or may become subject to, any obligation; or

(c)           under which IPSA has or may acquire any right or interest.

“IPSA Employee” shall mean any current or former officer, other employee, consultant or independent contractor of IPSA or any of its Affiliates (if any).

“IPSA Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between IPSA or any Affiliate of IPSA and any IPSA Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with an IPSA Employee which is terminable “at will” without any obligation on the part of IPSA or any Affiliate of IPSA to make any payments or provide any benefits in connection with such termination.

“IPSA Employee Plan” shall have the meaning specified in Section 2.18(a) of this Agreement.

“IPSA Financial Statements” shall have the meaning specified in Section 2.4(a) of this Agreement.

“IPSA Intellectual Property Rights” means all Intellectual Property Rights used or held for use by IPSA in connection with the conduct of its business in the matter in which it is currently being conducted, other than Licensed Intellectual Property Rights.

“IPSA Returns” shall have the meaning specified in Section 2.16(b) of this Agreement.

“IRS” shall have the meaning specified in Section 2.18(b) of this Agreement.

“Knowledge” of a particular fact or other matter shall be deemed to be possessed by a Person if:

(a)           such Person is actually aware of such fact or other matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter.  In the case of IPSA, the persons measured against the standard shall be Dan Wachtler, Jillian Pap, Kim Marsh and Carie LeMieux.  In the case of root9B or Merger Sub, the persons measured against the standard shall be Brian King, Ken Smith, Mark Elliott, Graeme Booth and Eric Hipkins.

“Leased Real Property” shall have the meaning specified in Section 2.10(b)(i) of this Agreement.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is in effect by or under the authority of any Governmental Body.

 “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights that are licensed by any third party and used or held for use in connection with the conduct of its business in the manner in which it is currently being conducted.

“Material Adverse Effect” means any change, effect, circumstance, occurrence, state of facts or developments that is materially adverse to the business, assets, liabilities, results of operations, condition (financial or otherwise) or properties of a party or a material impairment or delay in the ability of a party to perform its obligations hereunder and consummate the Transactions; provided, however, that a “Material Adverse Effect” shall not include any circumstance, change or effect, directly or indirectly, arising out of or attributable to (a) a decline in general or local economic conditions; (b) natural disasters or acts of terrorism or war (whether or not declared); and (c) any actions permitted to be taken by any of the parties under this Agreement or the ancillary agreements contemplated herein.

“Material Contracts” shall have the meaning specified in Section 2.12(a) of this Agreement.

“Order” shall mean any:

(a)           order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b)           Contract with any Governmental Body that is or has been entered into in connection with any Action.

“Ordinary Course of Business” shall include an action taken by or on behalf of a party if:

(a)           such action is recurring in nature, is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations;

(b)           such action was made in good faith; and

(c)           such action is not required to be authorized by such party’s stockholders or directors and does not require any other separate material authorization by any Governmental Body or other third party.

“Permitted Encumbrances” shall mean means (a) statutory Encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) with respect to securities, restrictions on transfer imposed under any applicable securities laws or regulations, and (h) those matters expressly disclosed in the IPSA Financial Statements.

“Person” shall mean any individual, Entity or Governmental Body.

 “Real Property Lease” shall have the meaning specified in Section 2.10(a) of this Agreement.

“Related Party”  shall include each of the following:

 (a)           each individual who is, or who has at any time within the past year been, an officer or director of a Person;

(b)           any 10% or more stockholder of an Entity and the individual Affiliates of such stockholder;

(c)           each member of the family of each of the individuals referred to in clause (a) and (b) above; and

(d)           any Entity (other than a party) in which any one of the individuals referred to in clauses (a), (b) or (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Material through ambient air, soil, subsurface water, groundwater, wetlands, lands, or subsurface strata.

“Representatives” shall mean any of the directors, officers, shareholders, associates, employees, agents, attorneys, accountants, advisors and representatives of a Person.

“root9B” shall have the meaning set forth in the preamble, and, where applicable by context, shall mean root9B, Merger Sub and its other Subsidiaries, taken as a whole.

“Subsidiary” shall mean any entity in which IPSA or root9B, as the case may be, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is or has been (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing Contract.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” shall mean all agreements and instruments executed and/or delivered in connection with the Transactions.

“Treasury Regulations” shall mean the income Tax regulations promulgated under the Code.